Filed pursuant to Rule 424(b)(3)

Registration No. 333-288623

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated August 11, 2025)

Fold Holdings, Inc.

Up to 9,282,287 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated August 11, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-288623). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 24, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the symbols “FLD” and “FLDDW,” respectively. The last reported sales price of our Common Stock and Warrants on the Nasdaq Stock Market LLC on November 21, 2025 were $3.04 per share of Common Stock and $0.22 per Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 24, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 19, 2025

Fold Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41168	86-2170416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2942 North 24th Street, Suite 115, #42035 Phoenix, Arizona	85016
(Address of principal executive offices)	(Zip Code)

(866) 365-3277

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	FLD	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	FLDDW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on October 1, 2025, Fold, Inc., a Delaware corporation (the “Borrower”) and a wholly-owned subsidiary of Fold Holdings, Inc., a Delaware corporation (the “Company”) entered into a Master Loan Agreement (“MLA”) with Two Prime Lending Limited (“Two Prime”) pursuant to the terms of which the Borrower may, from time to time, request an advance of funds, and Two Prime may, in its sole and absolute discretion, extend or decline such advance on terms acceptable to the Borrower and Two Prime and as set forth in individually executed loan term sheets. Capitalized terms used in this Current Report on Form 8-K but not defined herein have the meanings ascribed to them in the MLA.

On November 19, 2025, the Borrower and Two Prime entered into the First Master Loan Agreement Amendment (the “MLA Amendment”) to the MLA pursuant to which, among other things: (i) the interest rate increased from 6.5% per annum to 8.5% per annum; (ii) the Initial Collateral Level decreased from 250% to 160%; (iii) the Collateral Call Level decreased from 175% to 135%; (iv) the Liquidation Level decreased from 150% to 115%; (v) the Collateral Refund Level decreased from 345% to 190%; and (vi) Two Prime is now permitted to grant a security interest in its rights to the Collateral in certain limited circumstances; provided, however, that no such counterparty shall have any right to access the Collateral unless and until an Event of Default under the Loan Documents has occurred and is continuing beyond any applicable notice and cure period.

The foregoing description of the MLA Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the MLA Amendment, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8‑K with respect to the MLA Amendment is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*^

Master Loan Agreement, dated as of October 1, 2025, by and between Fold, Inc. and Two Prime Lending Limited (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 10-K filed with the SEC on October 1, 2025).

10.2	First Master Loan Agreement Amendment, dated as of November 19, 2025, by and between Fold, Inc. and Two Prime Lending Limited.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

^ Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOLD HOLDINGS, INC.

	By:	/s/ Will Reeves
		Name:	Will Reeves
		Title:	Chief Executive Officer

Dated: November 24, 2025

FIRST MASTER LOAN AGREEMENT AMENDMENT

This First Master Loan Agreement Amendment (this “Amendment”) is entered into as of November 19, 2025, and relates to that certain Master Loan Agreement, dated as of October 1, 2025 (the “Master Loan Agreement”), by and between Two Prime Lending Limited (“Two Prime”) and Fold, Inc. (“Borrower”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Master Loan Agreement.

The parties agree that, effective as of the date hereof, the Master Loan Agreement is amended as follows:

1.
Schedule 3, Section 1(b) of the Master Loan Agreement is hereby deleted in its entirety and replaced with the following:

The Collateral transferred by the Borrower to the Lender shall be for the account of the Lender in respect of the relevant Loan obligations of the Borrower to the Lender hereunder. The Borrower hereby pledges with, assigns absolutely to, and grants the Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loan Assets by the Lender to the Borrower and which shall cease upon the unconditional and irrevocable repayment of all amounts owing by the Borrower to the Lender pursuant to this Agreement and the Loan Documents. During the term of the Loan, Collateral shall be held at all times fully segregated in cold storage at a qualified custodian selected by Borrower (which shall initially may be BitGo and may subsequently be Anchorage Digital Bank, Fidelity Digital Assets, or another reputable, qualified custodian) pursuant to a tri-party control agreement among Borrower, Lender and such custodian granting Lender a first-priority, perfected security interest and post-default instruction rights. Notwithstanding the foregoing, and solely in connection with a bona fide sale or financing of receivables arising under the Loan Documents, Lender may re‑pledge, collaterally assign or grant a security interest in Lender’s rights to the Collateral in favor of such counterparty (a “Permitted Re‑Pledge”); provided, however, that no such counterparty shall have any right to deliver instructions to the custodian to access the Collateral unless and until an Event of Default under the Loan Documents has occurred and is continuing beyond any applicable notice and cure period. Except for a Permitted Re‑Pledge, Lender shall not rehypothecate the Collateral or access the Collateral except in accordance with the Custody Agreement and this Agreement. Upon repayment in full of the Obligations, Lender shall promptly cause any Permitted Re-Pledge to be terminated and released. Borrower shall bear all third-party custody, wallet and storage fees for the Collateral.

2.
Those certain terms as stated on Schedule 2 of the Master Loan Agreement are hereby amended and restated to read as follows:

Borrower: Fold, Inc.

Lender: Two Prime Lending Limited.

Digital Asset Type: Bitcoin.

Loan Assets: Up to 45,000,000 USD.

Loan Fee: 8.5 percent per ann.

Early Termination Fee: 0 percent

Loan Type: Fixed Term Loan with Prepayment Option.

First Utilization Date: 9/30/2025

Maturity Date: 9/30/2026

Initial Collateral Level: 160 percent.

Collateral: Bitcoin as deposited by Borrower from time to time.

Collateral Call Level: 135 percent.

Liquidation Level: 115 percent.

Collateral Refund Level: 190 percent.

Call Option: No.

3.
Except as expressly amended herein, all terms and provisions of the Master Loan Agreement (including all schedules thereto) shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

Two Prime Lending Limited	Fold, Inc.

By: /s/ Alexander Blume________ Name: Alexander Blume Title: Authorized Signatory	By: /s/ Will Reeves_________ Name: Will Reeves Title: Chief Executive Officer